SUBADVISORY AGREEMENT



         This Subadvisory Agreement is made as of ________________ between Heritage Asset Management, Inc. a Florida corporation (the "Manager"), and Dreman Value Advisors, Inc. a Delaware corporation (the "Subadviser").

         WHEREAS, the Manager has by separate contract agreed to serve as the investment adviser to the Value Equity Fund ("Fund"), an investment portfolio of Heritage Series Trust ("Trust"), a Massachusetts business trust registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end diversified management investment company consisting of one or more investment series of shares, each having its own assets and investment policies;

         WHEREAS, the Manager's contract with the Trust allows it to delegate certain investment advisory services on behalf of the Fund to other parties; and

         WHEREAS, the Manager desires to retain the Subadviser to perform certain sub-investment advisory services for the Trust with respect to the Fund, and the Subadviser is willing to perform such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1.   SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

              (a) INVESTMENT PROGRAM. Subject to the control and supervision of the Board of Trustees of the Trust and the Manager, the Subadviser shall, at its expense, continuously furnish to the Fund an investment program for such portion, if any, of Fund assets that is allocated to it by the Manager from time to time. With respect to such assets, the Subadviser will make investment decisions and will place all orders for the purchase and sale of portfolio securities. In the performance of its duties, the Subadviser will act in the best interests of the Fund and will comply with (i) applicable laws and regulations, including, but not  limited  to, the 1940 Act,  (ii) the terms of this  Agreement,
         (iii) the stated investment objectives, policies and restrictions of the Fund, as stated in the then-current Registration Statement of the Trust, and (iv) such other guidelines as the Trustees or Manager may establish. The Manager shall be responsible for providing the Subadviser with current copies of the materials specified in Subsections (a) (iii) and (iv) of this Section 1.

              (b) AVAILABILITY OF PERSONNEL. The Subadviser, at its expense, will make available to the Trustees and the Manager at reasonable times its portfolio managers and other appropriate personnel in order to

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         review investment policies of the Fund and to consult with the Trustees and the Manager regarding the investment affairs of the Fund, including
         economic,   statistical   and  investment   matters   relevant  to  the
         Subadviser's duties hereunder, and will provide periodic reports to the Manager relating to the portfolio strategies it employs.

              (c) SALARIES AND FACILITIES. The Subadviser, at its expense, will pay for all salaries of personnel and facilities required for it to execute its duties under this Agreement.

              (d) COMPLIANCE REPORTS. The Subadviser, at its expense, will provide the Manager with such compliance reports relating to its duties under this Agreement as may reasonably be necessary for the Manager to fulfill its compliance obligations.

              (e) VALUATION. The Subadviser, at its expense, will provide the Trust with market price information which may be reasonably requested by the Manager relating to the assets of the Fund.

              (f) EXECUTING PORTFOLIO TRANSACTIONS. The Subadviser will place all orders pursuant to its investment determinations for the Fund either directly with the issuer or through broker-dealers selected by Subadviser; and, in connection therewith, the Subadviser is authorized as the agent of the Fund to give instructions to the Custodian of the Fund as to the deliveries of securities and payments of cash for the account of the Fund. In the selection of broker-dealers and the placement of orders for the purchase and sale of portfolio investments for the Fund, the Subadviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, the Subadviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission and dealer's spread or mark-up, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker-dealer involved, the general execution and operational facilities of the broker-dealer and the quality of service rendered by the broker-dealer in other transactions. Subject to such policies as the Board of Trustees may determine, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer that provides brokerage and research services to the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of



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         commission another  broker-dealer would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to the Trust and to other clients of the Subadviser as to which the Subadviser exercises investment discretion. The Manager recognizes that all research services and research that the Subadviser receives or generates are available for all clients of the Subadviser and its affiliates, and that the Fund and other clients of the Subadviser and its affiliates may benefit thereby. In no instance will portfolio securities of the Fund be purchased from or sold to the Subadviser or any affiliated person of the Subadviser. The Trust agrees that any entity or person associated with the Manager or the Subadviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust that is permitted by Section 11(a) of the Securities Exchange Act of
         1934,  as  amended,   and  the  Trust  consents  to  the  retention  of
         compensation for such transactions.

              (g) EXPENSES. The Subadviser shall not be obligated to pay any expenses of or for the Trust or the Fund not expressly assumed by the Subadviser pursuant to this Agreement.

              (h) LIMITATION OF SERVICES. Except as otherwise agreed between the parties and as provided in this Agreement, the Subadviser shall not be responsible for compliance monitoring, reporting or testing or for preparing or maintaining books and records for the Fund or the Trust or otherwise providing accounting services to the Fund or the Trust (including portfolio pricing services) and such services shall be provided by others retained by the Trust. However, nothing herein shall be construed to limit the Subadviser's duty to ensure that it complies with (i) applicable laws and regulations, including the 1940 Act. (ii) the terms of this Agreement, (iii) the stated investment objectives, policies and restrictions of the Fund, as stated in the then current registration statement of the Trust, and (iv) such other reasonable guidelines the Trustees or Manager may establish with respect to the Subadviser's service hereunder. The Subadviser shall have access to such reports and records to assist it in performing its services hereunder.


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         2. BOOKS AND  RECORDS.  Pursuant to Rule 31a-3 under the 1940 Act,  the
Subadviser agrees that: (a) all records it maintains for the Trust are the property of the Trust; (b) it will surrender promptly to the Trust or the Manager any such records upon the Trust's or Manager's request; (c) it will maintain for the Trust the records that the Trust is required to maintain pursuant to Rule 31a-1 insofar as such records relate to the investment affairs of the Fund; and (d) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Trust.

         3. OTHER AGREEMENTS. The Manager understands that Subadviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or subadviser to other investment companies. Manager has no objection to Subadviser acting in such capacities, provided that whenever the Fund and one or more other investment advisory clients of Subadviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Subadviser to be equitable to each, but Subadviser cannot assure, and assumes no responsibility for equality among all accounts and customers. Subadviser shall be permitted to bunch or aggregate orders for the Fund with orders for other funds and accounts in a manner deemed equitable to all. Manager recognizes that in some cases this procedure may adversely affect the size of the position or price that the participating Fund may obtain in a particular security. In addition, Manager understands that the persons employed by Subadviser to assist in Subadviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Subadviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         4. COMPENSATION. The Manager will pay to the Subadviser as compensation for the Subadviser's services rendered pursuant to this Agreement a subadvisory fee equal to an annual rate of 0.35% of the average daily net assets of the Fund allocated to the Subadvisor by the Manager. However, if the Manager's fee is reduced due to the imposition of asset level breakpoints, the Subadviser's Fee shall be reduced proportionately, provided that in no event shall such subadvisory fee be reduced below 0.35% for the first $50 million of the Fund's average daily net assets of the Fund. Such fees shall be payable for each month within 15 business days after the end of such month. If the Subadviser shall serve for less than the whole of a month, the compensation as specified shall be prorated.


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         5.  AMENDMENT OF  AGREEMENT.  This  Agreement  shall not be  materially amended unless such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the members of the Board of Trustees who are not interested persons of the Trust, the Manager or the Subadviser (the "Independent Trustees"). The Subadviser agrees to notify the Manager of any anticipated change in control of the Subadviser as soon as such change is anticipated and, in any event, prior to such change.

         6. DURATION AND TERMINATION OF THE AGREEMENT. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective unless it has first been approved (a) by a vote of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) by an affirmative vote of a majority of the outstanding voting shares of the Fund. This Agreement shall remain in full force and effect continuously thereafter, except as follows:

              (a) By vote of a majority of the (i) Independent Trustees, or (ii) outstanding voting shares of the Fund, the Trust may at any time terminate this Agreement, without the payment of any penalty, by providing not more than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Manager and the Subadviser.

              (b) This Agreement will terminate automatically, without the payment of any penalty, unless within two years after its initial effectiveness and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Board of Trustees or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance as provided herein, the Subadviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

              (c) The Manager may at any time terminate this Agreement, without the payment of any penalty, by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Subadviser, and the Subadviser may at any time, without the payment of any penalty, terminate this Agreement by not less than 90 days' written notice delivered or mailed by registered mail, postage prepaid, to the Manager.


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              (d) This Agreement  automatically and immediately shall terminate, without the payment of any penalty, in the event of its assignment or if the Investment Advisory Agreement between the Manager and the Trust shall terminate for any reason.

              (e) Any notice of termination served on the Subadviser by the Manager shall be without prejudice to the obligation of the Subadviser to complete transactions already initiated or acted upon with respect to the Fund. Upon termination without reasonable notice by the Manager, the Subadviser will be paid certain previously agreed upon expenses the Subadviser necessarily incurs in terminating the Agreement.

         Upon termination of this Agreement, the duties of the Manager delegated to the Subadviser under this Agreement automatically shall revert to the Manager.

         7. NOTIFICATION OF THE MANAGER. The Subadviser promptly shall notify the Manager in writing of the occurrence of any of the following events:

              (a) the Subadviser shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

              (b) the Subadviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust or the Fund; or

              (c) any other occurrence that might affect the ability of the Subadviser to provide the services provided for under this Agreement.

         8. DEFINITIONS. For the purposes of this Agreement, the terms "vote of a majority of the outstanding shares," "affiliated person, "control," "interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and references to annual approvals by the Board of Trustees shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.


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         9.  LIABILITY  OF  THE  SUBADVISER.  In  the  absence  of  its  willful
misfeasance,   bad  faith,   gross  negligence  or  reckless  disregard  of  its
obligations and duties hereunder, the Subadviser shall not be subject to any liability to the Manager, the Trust or their directors, trustees, officers or shareholders, for any act or omission in the course of, or connected with, rendering services hereunder. However, the Subadviser shall indemnify and hold harmless such parties from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) which arise or result from the Subadviser's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

         10. INDEMNIFICATION BY SUBADVISER. The Subadviser agrees to indemnify and hold harmless the Manager against any losses, expenses, claims, damages or liabilities (or actions or proceedings in respect thereof), to which the Manager may become subject arising out of or based on the breach or alleged breach by the Subadviser of any provisions of this Agreement; provided, however, that the Subadviser shall not be liable under this paragraph in respect of any loss, expense, claim, damage or liability to the extent that a court having jurisdiction shall have determined by a final judgment, or independent counsel agreed upon by the Manager and the Subadviser shall have concluded in a written opinion, that such loss, expense, claim, damage or liability resulted primarily from the Manager's willful misfeasance, bad faith or gross negligence or by reason of the reckless disregard by the Manager of its duties. The foregoing indemnification shall be in addition to any rights that the Manager may have at common law or otherwise. The Subadviser's agreements in this paragraph shall, upon the same terms and conditions, extend to and inure to the benefit of each person who may be deemed to control the Manager, be controlled by the Manager or be under common control with the Manager and its affiliates, directors, officers, employees and agents. The Subadviser's agreements in this paragraph shall also extend to any of the Manager's successors or the successors of the aforementioned affiliates, directors, officers, employees or agents.

         11. INDEMNIFICATION BY THE MANAGER. The Manager agrees to indemnify and hold harmless the Subadviser against any losses, expenses, claims, damages or liabilities (or actions or proceedings in respect thereof), to which the Subadviser may become subject arising out of or based on the breach or alleged breach by the Manager of any provisions of this Agreement or the Manager's Contract with the Trust, or any wrongful action or alleged wrongful action by the Manager or its affiliates in the distribution of the Fund's shares, or any wrongful action or alleged wrongful action by the Fund or the Trust other than wrongful action or alleged wrongful action that was caused by the breach by the Subadviser of the provisions of this Agreement; provided, however, that the Manager shall not be liable under this paragraph in respect of any loss, expense, claim, damage or liability to the extent that a court having


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jurisdiction shall have determined by a final judgment,  or independent  counsel agreed upon by the Manager and the Subadviser shall have concluded in a written opinion, that such loss, expense, claim, damage or liability resulted primarily from the Subadviser's willful misfeasance, bad faith or gross negligence or by reason of the reckless disregard by the Subadviser of its duties. The foregoing indemnification shall be in addition to any rights that the Subadviser may have at common law or otherwise. The Manager's agreements in this paragraph shall, upon the same terms and conditions, extend to and inure to the benefit of each person who may be deemed to control the Subadviser, be controlled by the Subadviser or be under common control with the Subadviser and to each of the Subadviser's and each such person's respective affiliates, directors, officers, employees and agents. The Manager's agreements in this paragraph shall also extend to any of the Subadviser's successors or the successors of the aforementioned affiliates, directors, officers, employees or agents.

         12. LIABILITY OF TRUSTEES AND SHAREHOLDERS. Any obligations of the Trust under this Agreement are not binding upon the Trustees or the Shareholders individually but are binding only upon the assets and property of the Fund.

         13. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act To the extent that the applicable laws of the State of Florida conflict with the applicable provisions of the 1940 Act, the latter shall control.

         14. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         15. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.


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         IN WITNESS WHEREOF,  Heritage Asset  Management,  Inc. and Dreman Value
Advisors, Inc. have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

DREMAN VALUE ADVISORS, INC.             HERITAGE ASSET MANAGEMENT, INC.



By:  ____________________________       By:  ___________________________

Attest:                                 Attest:

By:  ____________________________       By:  ___________________________



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